DESCRIPTION OF CAPITAL STOCK
As of December 31, 2020, California Resources Corporation (the “Company”) had registered its common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following is a description of the material terms of the Company’s common stock as provided in the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and the Amended and Restated Bylaws (“Bylaws”). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of these documents. For a complete description, refer to, and the following summaries and descriptions are qualified in their entirety by reference to, the Certificate of Incorporation and the Bylaws.
Authorized Capitalization
The Company’s authorized capital stock consists of 220,000,000 shares, which include 200,000,000 shares of the common stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
Common Stock
Dividends
Subject to the rights granted to any holders of the preferred stock, holders of the common stock will be entitled to dividends and distributions (payable in cash, stock or otherwise) as may be declared on the common stock by the Board at any time and from time to time out of any funds of the Company legally available for the payment of such dividends or distributions.
Voting
Unless otherwise provided by law or in the certificate of designation for any series of preferred stock, each holder of outstanding shares of the common stock is entitled to one vote for each share of the common stock on all matters presented to the stockholders of the Company (including the election of directors). Except as otherwise required by law, the holders of the common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Certificate of Incorporation or the Delaware General Corporation Law (“DGCL”). Except as otherwise provided by law, the rules and regulations of any stock exchange applicable to the Company, the Certificate of Incorporation or in the Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matters will be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be the recommendation of the stockholders. Directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.
Liquidation
The holders of the common stock will share ratably in the Company’s assets on liquidation after payment or provision for all debts and other liabilities and any preferential liquidation rights of any preferred stock then outstanding.
Other Rights
The holders of the common stock do not have preemptive rights to purchase shares of the Company’s stock. The common stock is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of preferred stock that the Company may issue in the future.

Under the terms of the Certificate of Incorporation and the Bylaws, the Company is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.
Limitation of Liability of Directors
The Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL. The effect of this provision is to eliminate the Company’s and its stockholders’ rights, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Anti-Takeover Provisions of the Certificate of Incorporation, the Bylaws and the DGCL
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay or discourage transactions involving an actual or potential change in control or change in the Company’s management, or transactions that the Company’s stockholders might otherwise deem to be in their best interests or in the Company’s best interests, including transactions that might result in a premium over the market price for the Company’s stock.
Preferred Stock
The Board is empowered, without further vote or action by the stockholders (except as may otherwise be provided by the terms of any series of then-outstanding preferred stock), to (i) authorize the issuance of the preferred stock in one or more series, (ii) determine the designations and the powers, preferences, rights, qualifications, limitations and restrictions thereof, (iii) divide at its option such preferred stock into one or more series, (iv) determine variations, if any, between any series so established, and (v) increase or decrease the number of shares of any such series to the extent permitted by law.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the common stock. At present, the Company has no plans to issue any preferred stock.
Written Consent of Stockholders; Calling of Special Meeting of Stockholders
The Bylaws provide that any action required or permitted to be taken by the Company’s stockholders must be taken at a duly called annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the total number of directors then in office. Stockholders may not call or request special meetings of stockholders.
Amendment of the Certificate of Incorporation
The approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, will be required to amend, alter, restate or repeal any provision of the Certificate of Incorporation. However, certain provisions of the Certificate of Incorporation related to the Board, the ability of stockholders to act by written consent, special meetings of stockholders, the amendment of the Certificate of Incorporation, the forum for certain disputes related to the Company or its stockholders, and the applicability of Section 203 of the DGCL may be amended only by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
Amendment of the Bylaws
Under the DGCL, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Certificate of Incorporation and the Bylaws grant to the Board the power to adopt, amend, restate or repeal the Bylaws. The stockholders may amend, alter or repeal the Bylaws but only by a vote of holders of a majority in voting power of the outstanding shares of the Company entitled to vote thereon.
Advance Notice Bylaws
Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.
Board Size; Director Removal
The Certificate of Incorporation provides that the number of directors on the Board will initially be nine and will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.
Any director may be removed at any time (i) for cause upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors or (ii) without cause upon the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.
Vacancies on the Board; Newly Created Directorships
Under the Certificate of Incorporation and the Bylaws, any vacancies on the Board for any reason and any newly created directorships resulting from any increase in the number of directors may only be filled by the affirmative vote of a majority of the total number of directors then in office, even if they constitute less than a quorum of the Board, or by a sole remaining director, and may not be filled by the stockholders.
No Cumulative Voting
The stockholders do not have the right to cumulate votes, as discussed further under “Common Stock—Voting.”
Section 203 of the DGCL
The Company has elected in its Certificate of Incorporation to be subject to Section 203 of the DGCL.
In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•at or after the time the stockholder became interested, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Exclusive Forum
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a breach of fiduciary duty, (iii) any action asserting a claim against the Company or any current or former director, officer, employee or agent of the Company arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the foregoing forum selection provisions.
The forum selection provisions described above do not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is quoted on the NYSE under the symbol “CRC.”

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